Exhibit 12.01

                      Travelers Group Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                       Six months ended
                                                           June 30,
                                              ----------------------------------

                                                   1998                  1997
                                              -------------        -------------
Income from continuing operations
  before income taxes and minority interest     $ 3,583                 $2,796
Interest                                          6,510                  5,170
Portion of rentals deemed to be interest             62                     60
                                              -------------        -------------
  Earnings available for fixed charges          $10,155                 $8,026
                                              =============        =============
Fixed charges
Interest                                        $ 6,510                 $5,170
Portion of rentals deemed to be interest             62                     60
                                              -------------        -------------
  Fixed charges                                 $ 6,572                 $5,230
                                              =============        =============

Ratio of earnings to fixed charges                 1.55x                  1.53x
                                              =============        =============